Multiband Reports 2nd Quarter 2006 Results
Revenues, Subscriptions, and EBITDA All Show Significant Improvement

MINNEAPOLIS, August 15, 2006. Multiband Corporation, (NASDAQ:MBND), one of the nation’s largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry, reports the results of its second quarter 2006 operations

The Company recorded revenues of $4,501,737 for the 2nd quarter up from $4,183,606 in the comparable period in 2005, and also sequentially increased over the first quarter 2006 sales of approximately $4,400,000.

“We are very pleased with the continued progress we are making” said James L. Mandel CEO of Multiband. “Although the second quarter did not feature the meteoric growth rates in past quarters, it nonetheless showed solid performance on a purely organic basis. We are now focused on operating efficiencies vs. the hyperactivity associated with roll-ups and acquisitions which, of course, produces a more stable, profitable performance metric. We will continue to look for acquisition opportunities, however, we feel that the large base of existing properties served provide a solid base for increased capital investment and secure long term growth.”

Earnings Before Interest, Taxes, Depreciation, and Amortization, (exclusive of discontinued operations), and other non-cash charges (EBITDA) improved sequentially from a negative $225,612 to a negative $48,496 in the second quarter. This included an expense of approximately $50,000 related to the distribution of the UROn dividend.

The Company reported approximately 117,600 Revenue Generating Units (RGUs) comprised of its “Watch, Talk, and Surf” services of video, voice, and internet products.. These figures are up from the comparable numbers of approximately 107,000 RGUs reported a year ago. Additionally, Multiband handles customer service, billing, and technical support services for 4,125 RGU’s managed through its call center services for municipalities and private cable operators in other markets.

Second Quarter Conference Call

Details of the Company’s quarterly performance will be discussed at an investor’s conference call to be held tomorrow, August 15, at noon EDT. Investor’s may participate by calling 1-800-366-7449.

About Multiband…

Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. Multiband, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida, Minnesota, North Dakota, and New York.  Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, Chicago, New York and Tampa.  For additional information, please go to www.multibandusa.com. Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company’s investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company’s non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company’s EBITDA to our consolidated net loss as computed under GAAP.

Contact:

James L. Mandel	Budd Zuckerman
CEO	President
Multiband Corporation	Genesis Select Corp
Minneapolis, Minnesota	Boulder, Colorado
763-504-3000	303-415-0200

Multiband Corporation and Subsidiaries
Second Quarter 10-Q
June 30, 2006

	Three Months Ended
	June 30,	June 30,
	2006	2005
Selected Data
Revenues	$4,501,737	$4,183,606
EBITDA (not including discontinued operations)	$(48,496)	$125,283
Net Interest Expense (Cash and non-cash)	(250,890)	(325,662)
Depreciation & Amortization	(1,363,397)	(1,218,867)
Taxes and Other Non Cash Expense associated with Stock Issuance and Provisions for doubtful accounts and inventory reserves	(280,604)	(0)
Discontinued Operations	0	122,892

Net Loss	$(1,943,387)	$(1,296,354)

RGU’s (Owned and Managed)	117,600	107,000